SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report:          February 11, 2000



                                MATTEL, INC.
                                ------------
           (Exact name of registrant as specified in its charter)


         Delaware                  001-05647                        95-1567322
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(State or other jurisdiction      (Commission                 (I.R.S. Employer
 of incorporation)                  File No.)              Identification No.)




333 Continental Boulevard, El Segundo, California                   90245-5012
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(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code              (310) 252-2000
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                                   N/A
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       (Former name or former address, if changed since last report)

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Item 5.         Other Events
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                Following the release of earnings on February 3, 2000,
                the Company commented on its fourth quarter and full year 1999 results in a conference call. The following are the comments made by Kevin M. Farr, Senior Vice President and Corporate Controller, during that call:

                Today we reported earnings per share of 43 cents for full year 1999, before nonrecurring charges, which was lower than our previous estimate due to continuing issues involving our Learning Company software division. The full year pretax loss of $205.5 million at the Learning Company division impacted the earnings per share by 36 cents for full year 1999. So - in order to better understand Mattel's consolidated fourth quarter and full year 1999 results, I will separately discuss the performance of Mattel on a stand-alone basis and then that of The Learning Company.

                Revenues for the 1999 full year for Mattel stand-alone reached $4.7 billion, a 1% decline over the 1998 full year. In local currencies revenues were virtually flat with last year. Revenues in the fourth quarter of 1999 for Mattel stand-alone were $1.6 billion, a 4% increase over the 1998 fourth quarter. Sales in the US were up 13%. In International, sales were down 9% at actual, and 3% at local currency.

                Gross margin, for Mattel stand-alone, while strong at 47.8% for the full year, were 1.6% points lower than last year. Fourth quarter gross margin reached 48.5%, a 2.2% decrease compared to last year's quarter. The decrease for the year and quarter was principally due to the mix of our business, higher ocean freight costs and slightly higher product costs due to strengthening currencies in countries where we manufacture.

                Advertising, as a percentage of net sales for the full year was 15.4% of net sales, which was slightly lower than our expected full year advertising and promotion rate of 15.5% for Mattel on a stand-alone basis - a significant decrease from the 17.0% rate for full year 1998. Advertising , as a percentage of net sales for the 1999 fourth quarter was 19.1%, a decrease of 3.7% over the 1998 quarter.

                Selling, general and administrative expenses for Mattel stand-alone, on a full year basis, increased slightly to 18.9% of net sales. In the fourth quarter, selling, general and administrative costs declined over 6% to 16.9% of net sales, reflecting the favorable impact resulting from the restructuring efforts.

                Operating profit before goodwill amortization for Mattel, on a stand-alone basis, was 13.6% for the full year 1999 compared to 13.8% last year. For the fourth quarter, operating profit before amortization reached 12.9%, a 3.6% increase over last years 9.3%.

                Turning to The Learning Company, revenue was down 40% to $165 million, compared to the fourth quarter last year, primarily resulting from lower CD ROM sales at retail and unfavorable product pricing. On a full year basis, The Learning Company's revenues decreased by 8% to $771 million for the same factors previously mentioned. As a result, gross margin decreased to 43% of net sales for the full year.

                In addition, advertising expenses increased during 1999 to 27.7% of net sales, up from 12.4% in 1998 due to increased customer rebates.

                Increased bad debt reserves of $56 million, primarily involving one major distributor, also contributed to the operating loss for the year. As a result, operating loss before amortization of intangibles was $166 million for full year 1999 compared to a profit of $202 million in the 1998 year.

                On a Mattel and Learning Company combined basis, other income in the fourth quarter 1999 decreased by approximately $6 million, mainly due to lower interest income resulting from lower cash balances at The Learning Company.

                On a consolidated basis, amortization of intangibles totaled $92 million relating primarily to the 1998 acquisitions of Pleasant Company and Mindscape.

                Consolidated interest expense increased by approximately $23 million for the year, primarily due to the funding of The Learning Company's cash requirements.

                Our full year tax rate for 1999, before charges, was 22.6%, which was 2.1% lower than our tax rate of 24.7% for the first nine months. The decrease in the 1999 full year worldwide effective income tax rate was attributable to domestic losses incurred by The Learning Company, which result in tax benefits at a rate higher than Mattel's worldwide effective income tax rate. We expect that the income tax rate for year 2000 will be 27.6%, our previously projected rate for 1999.

                Turning to the balance sheet, cash decreased approximately $194 million compared to year end 1998, primarily due to payment of restructuring and integration costs and repayment of Learning Company's short-term debt.

                Receivables of $1.27 billion were approximately $120 million higher than year end 1998, principally related to the cancellation of The Learning Company's $100 million factoring facility.

                Inventories were down by approximately $100 million with days supply outstanding improving by 25 days to 100 days. Excluding The Learning Company, inventories at Mattel were actually down by over $130 million due to tight inventory management, with days supply outstanding improving by 34 days on a stand-alone basis.

                Prepaid expenses decreased approximately $41 million, primarily due to the reclassification of certain deferred income tax assets related to operating losses to non-current assets, partially offset by higher prepaid royalties and development costs.

                Other non-current assets increased by approximately $208 million, mainly due to increased non-current deferred tax assets related to operating losses, partially offset by amortization of goodwill.

                Short-term borrowings were up approximately $170 million, primarily due to the funding of The Learning Company's cash requirements.


                Note:

                Forward-looking statements with respect to the financial condition, results of operations and business of the company, which include, but are not limited to sales levels, restructuring and integration charges, special charges, other non-recurring charges, cost savings, operating efficiencies and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company's dependence on the timely development, introduction and customer acceptance of new products; significant changes in buying patterns of major customers; possible weaknesses of international markets; the impact of competition on revenues and margins; the company's ability to successfully integrate the operations of The Learning Company following its merger into the company; the effect of currency fluctuations on reportable income; unanticipated negative results of litigation, governmental proceedings or environmental matters; and other risks and uncertainties as may be detailed from time to time in the company's public announcements and SEC filings.


                Mattel, Inc. also hereby incorporates by reference herein its press release dated February 3, 2000 regarding management changes and its fourth quarter and full year 1999 earnings, a copy of which is included as Exhibit
                99.0 attached hereto.


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Item 7.         Financial Statements and Exhibits
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        (a)     Financial statements of businesses acquired:  None

        (b)     Pro Forma financial information:  None

        (c)     Exhibits:

                99.0  Press release dated February 3, 2000





                               SIGNATURES
                               ----------

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              MATTEL, INC.
                                              Registrant

                                              By: /s/ Christopher O'Brien
                                                  -------------------------
                                                  Christopher O'Brien
                                                  Assistant General Counsel
                                                  and Assistant Secretary
        Date: February 11, 2000
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